EXHIBIT 10.34

MID-AMERICA APARTMENT COMMUNITIES NON-QUALIFIED EXECUTIVE DEFERRED
COMPENSATION RETIREMENT PLAN
AS AMENDED EFFECTIVE JANUARY 1, 2005

Whereas, the enactment of The American Jobs Creation Act of 2004 requires amendments to the terms of the prior original plan that was previously adopted during 1995; and

Whereas, it is deemed advisable to make other plan changes to carry out the intent and purposes of the prior original plan; and

Whereas, the prior original plan allows for the amendment of the plan when signed by the employer and consented to by the Board of Directors;

Now therefore, the plan is hereby amended in its entirety by the adoption of this restated plan effective January 1, 2005.

PURPOSE OF PLAN

Mid-America Apartment Communities, Inc. and Mid-America Apartment Communities, L. P. (hereafter referred to as the “Employer”) determined that a supplemental non-qualified deferred compensation plan (hereafter referred to as “The Plan”) should be made available for certain selected executive employees. The purpose of this Plan is to enable executive employees to accumulate retirement benefits to compensate for the limitations on contributions permitted executives under the Company’s 401(k) Qualified Plan. This Plan is intended to be a Plan of the type described in Section 201(2) of the Employer Retirement Income Security Act of 1974 (ERISA).

PARTICIPATION

Participants are limited to a select group of management employees designated as eligible from time to time by the Board of Directors of the Employer.

BENEFITS

1.	Contribution of Deferred Compensation: For each plan year, a participant may elect to defer up to 15% of his or her compensation from the corporation. Such election must be made on forms supplied by the corporation on or before the dates enumerated in section 2 below. The amounts deferred by a participant shall be credited to the participant’s deferred compensation account, which shall be segregated from other accounts on the books and records of the Employer, but which shall be part of the general assets of the Employer and shall be subject to the claims of the Employer’s general creditors. The participant shall be given the status of a general creditor of the Employer with respect to his deferred compensation account.

2.	When Deferral Election Must be Made The election to defer compensation or to change the amount of compensation to be deferred must be made no later than the dates specified in The American Jobs Creation Act of 2004 as follows:

The election to defer compensation for services performed during a taxable year may be deferred at the participant’s election only if the election to defer such compensation is made no later than the close of the preceding taxable year or such other time as provided in regulations.

In the case of the first year in which a participant becomes eligible to participate in the plan, such election may be made with respect to services to be performed subsequent to the election within 30 days after the date the participant becomes eligible to participate in such plan.

In the case of any performance-based compensation based on services performed over a period of at least 12 months, such election must be made no later than 6 months before the end of the period.

3.	Employer Matching Contributions: In addition to the amounts deferred by the participant for each plan year, the corporation will contribute 50% of each participant’s deferred compensation up to a maximum of 3% of such participant’s compensation during the plan year (the “Matching Contribution”). The amounts contributed by the Employer under this Section shall be credited as of the last day of each plan year to the participant’s matching contribution account, which shall be segregated from other accounts on the books and records of the Employer, but which shall be part of the general assets of the Employer and shall be subject to the claims of the Employer’s general creditors. The participant shall be given the status of a general creditor of the Employer with respect to his or her matching contribution account. The matching contribution account shall be paid to terminating employees at the same time and in the same manner as the deferred compensation account. However, if a participant terminates employment prior to having been credited with 3 years of employment service, then the matching contribution account will be subject to the same vesting schedule as described in the employer’s qualified 401(k) plan which is herein incorporated by reference.

4.	Crediting of Plan Earnings: At the end of each valuation date, which shall include the end of each plan year and such other date or dates deemed necessary or appropriate by the Employer, the Employer will credit each participant’s deferred compensation account and matching contribution account with plan earnings, either positive or negative, that reasonably reflect the rate of return achieved during the plan year from investments selected by the Employer. The Employer shall not be liable for, and it makes no warranty with respect to, the results of said investments. It is expressly understood that all assets in these accounts shall at all times remain the unrestricted property of the Employer and shall not be held in trust for the participating executive employees nor shall any such asset be deemed collateral security for the performance of the obligations of the Employer. The employer may invest or not invest contributions in any specific assets. However, the Employer shall designate investments each year for the purpose of measuring the earnings to be credited on the accounts at the end of each valuation date. Each participant will receive annual statements reflecting the value of his or her accounts as reflected on the company’s records.

5.	When Benefits become Payable: The executive participant or beneficiary designated in writing by the participant shall begin receiving distributions beginning on the first day following the sixth full month occurring after the earliest of the following events:

a.	At death of the participant

b.	At the date a participant becomes disabled according to the definition of disability as required by The American Jobs Creation Act of 2004 which is incorporated herein by reference.

c.	At the date a participant ceases employment as an employee according to the records of the Employer.

6.	Payment of Benefits Over 5 Annual Installments: At the time benefits begin as described above, the annual payment amounts will be calculated as follows:

a.	As soon as possible following a participant’s separation from employment, the value of such participant’s account balance in the plan will be calculated and extracted from the “pooled investment accounts” of all of the participants. This extracted amount will be reinvested by the employer in a separately identified investment fund for the benefit of that participant. This separately identified fund will be selected by the employer after conferring with the retiring or separating participant and such fund will be used to measure the plan earnings, either positive or negative, that reasonably reflects the rate of return achieved on this separate investment account selected by the employer. The Employer shall not be liable for, and it makes no warranty with respect to, the results of such investment. It is expressly understood that the assets of this account shall at all times remain the unrestricted property of the Employer and shall not be held in trust for the separating participant. The Employer may invest or not invest such amount in any specific assets. However, the Employer shall designate investments each year for the purpose of measuring the earnings to be credited to such participant’s account balance. A separated participant will receive an annual statement reflecting the value of his or her account as reflected on the company’s record.

b.	On the first day following the sixth full month following the separation from service as described in section 5 above, the Employer will pay one fifth (-1/5th) of the value of the separating participant’s account balance as of that date. One year later the Employer will pay one fourth (-1/4th) of the remaining balance; followed by one third (-1/3rd), etc until a final payment of the remaining balance is paid in the fifth annual installment.

AMENDMENT AND TERMINATION OF PLAN

The plan may be amended or terminated when in the sole opinion of the Employer such or termination is advisable. The plan can be amended retroactively at any time, except that it cannot be amended so that it materially adversely affects the rights of a participant as to amounts deferred or matched prior to such amendment. Any amendment or termination shall be made by a written instrument signed by the Employer and consented to by the Board of Directors.

MISCELLANEOUS PROVISIONS

1.	Information to be Furnished: Participants shall provide the Employer with such Information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the plan.

2.	Spendthrift Clause: No participant or beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of the benefits provided by this plan, nor shall such benefits be subject to seizure by legal process by any creditor of such participant or beneficiary. Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder to the extent permitted by the Employee Retirement Income Security Act of 1974, as amended (ERISA) and the Code.

3.	Plan not Contract: The plan shall not be deemed to be a contract between the Employer and any employee, or to be consideration or an inducement for the employment of any employee. No participant in the plan shall acquire any right to be retained in the employment by virtue of the plan, nor upon his dismissal or upon his voluntary termination of employment shall he have any right or interest in the plan other than as specifically provided herein.

4.	Governing Law: This plan shall be construed, administered and enforced according to the laws of Tennessee.

5.	Construction: A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

6.	Successors: This plan shall not be terminated by a transfer or sale of the assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or entity, but the plan shall be continued after such sale, merger or consolidation, and the transferee, purchaser, or successor entity shall be required as part of the sale, merger, or consolidation to agree to such continuation.

IN WITNESS WHEREOF, the Employer has caused this plan to be executed in its name and behalf on the 8th day of March, 2005, by the person named below, to be effective as of January 1, 2005.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ Simon R.C. Wadsworth Simon R.C. Wadsworth Chief Financial Officer Mid-America Apartment Communities, Inc.